                          INTERLEAF, INC.

            EXHIBIT 11-COMPUTATION OF EARNINGS PER SHARE

                                      Three months ended         Six months ended
                                         September 30               September 30
                                       1995        1994           1995       1994
                                       ----        ----           ----       ----
In thousands, except for per             (unaudited)                (unaudited)
share amounts

PRIMARY

Weighted average shares
 outstanding of Common Stock           15,084    13,929          14,725    13,845
Dilutive Senior Series B
 Convertible Preferred Stock            2,000         -           2,160         -
Dilutive stock options                  1,286         -           1,081         -
Dilutive stock purchase warrants          203         -             141         -
Dilutive stock purchase plan rights        45         -              27         -
                                       ------    ------          ------    ------
TOTAL                                  18,618    13,929          18,134    13,845
                                       ------    ------          ------    ------
                                       ------    ------          ------    ------
Net income (loss)                       $ 922  $(14,556)        $ 1,394  $(22,709)
                                       ------    ------          ------    ------
                                       ------    ------          ------    ------
Net income (loss) per share             $ .05    $(1.05)        $   .08    $ 1.64
                                       ------    ------          ------    ------
                                       ------    ------          ------    ------

FULLY DILUTED
Weighted average shares
 outstanding of Common Stock           15,084    13,929          14,725    13,845
Dilutive Senior Series B
 Convertible Preferred Stock            2,000         -           2,160         -
Dilutive stock options                  1,323         -           1,366         -
Dilutive stock purchase warrants          215         -             277         -
Dilutive stock purchase plan
 rights                                    46         -              32         -
                                       ------    ------          ------    ------
TOTAL                                  18,668    13,929          18,560    13,845
                                       ------    ------          ------    ------
                                       ------    ------          ------    ------
Net income (loss)                        $922  $(14,556)         $1,394  $(22,709)
                                       ------    ------          ------    ------
                                       ------    ------          ------    ------

Net income (loss) per share             $ .05    $(1.05)         $  .08    $(1.64)
                                       ------    ------          ------    ------
                                       ------    ------          ------    ------


The dilutive effect of stock options, stock purchase warrants, and stock purchase plan rights are calculated using the treasury stock method. Under this method, these common stock equivalents are assumed to be exercised and proceeds from the exercise are assumed to be used to repurchase common stock at the average market price for primary income (loss) per share and the higher of the end of the period or average market price for fully diluted income (loss) per share. The dilutive effect of Convertible Preferred Stock is calculated using the if-converted method.